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                                                                     EXHIBIT 4.1

                                 AMENDMENT NO. 1
                                       TO
                           FIRST AMENDED AND RESTATED
                                RIGHTS AGREEMENT


         This AMENDMENT NO. 1 TO FIRST AMENDED AND RESTATED RIGHTS AGREEMENT (this "Amendment"), dated as of February 5, 2002, by and between Affiliated Computer Services, Inc., a Delaware corporation (the "Company"), and First City Transfer Company (the "Rights Agent") for the purpose of amending certain provisions of the First Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of April 2, 1999, by and between the Company and the Rights Agent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

         WHEREAS, as permitted under the terms of Section 27 of the Rights Agreement, the Company and the Rights Agent, without the necessity of obtaining the consent of the holders of the Rights, deem it advisable to amend certain provisions of the Rights Agreement as provided herein, which amendment the Company and the Rights Agent deem to be consistent with, and for the purpose of fulfilling, the objectives of the Company's Board of Directors in adopting the Rights Agreement;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree to amend the Rights Agreement as follows:

         1. Section 12 of the Rights Agreement is hereby amended in its entirety to read as follows:

         "Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in SECTION 11 or
         SECTION 13, the Company will (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Class A Common Stock and for the Class B Common Stock, a copy of such certificate, and (c) provide notice to the holders of the Rights regarding such adjustment (i) if prior to the Distribution Date, solely through the disclosure of such adjustment in a Form 8-K or other appropriate disclosure document promptly filed with the Securities and Exchange Commission in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or (ii) if on or after the Distribution Date, by mailing a brief summary thereof to each holder of a Rights Certificate in accordance with the specifications and time requirements set forth in SECTION 25. The Rights Agent will be fully protected in relying on any such certificate and on any adjustment contained in such certificate."

         Except as herein specifically amended, the Rights Agreement shall continue in full force and effect in accordance with its terms.


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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                   AFFILIATED COMPUTER SERVICES, INC.


                                   By:      /s/ WILLIAM L. DECKELMAN, JR.
                                            ------------------------------------
                                            William L. Deckelman, Jr.
                                            Executive Vice President, General
                                              Counsel and Secretary



                                   FIRST CITY TRANSFER COMPANY


                                   By:      /s/ MONICA A. TOBEY
                                            ------------------------------------
                                            Monica A. Tobey
                                            Vice President